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FINANCIAL CONTACT: Alan Shuler, Chief Financial Officer, Datakey, 952-808-2349,
or alan.shuler@datakey.com
INDUSTRY CONTACT: Colleen Kulhanek, Datakey, 952-808-2361, or marketing@datakey. com

                           NEWS FOR IMMEDIATE RELEASE

                  DATAKEY ANNOUNCES 2003 FIRST QUARTER RESULTS
              DATAKEY RECEIVES NOTICE OF POSSIBLE NASDAQ DELISTING

MINNEAPOLIS, APRIL 24, 2003 -- Datakey, Inc. (Nasdaq: DKEY), a leading developer of smart card technology for securing e-business, today reported results for the first quarter ended March 31, 2003. Revenue from continuing operations for the first was $794,000, down 68 percent from $2,493,000 for the same period last year. The first quarter loss from continuing operations was $1,549,000, or $.15 per share, compared to a loss of $656,000, or $.07 per share, in the year-earlier period.

"We are disappointed in first quarter results that reflect reduced revenue resulting from a combination of factors including softness in the global PKI market, reduced IT spending and significantly extended program implementations," said Tim Russell, President and CEO of Datakey. "As a result of these factors we have taken a number of steps to position Datakey for future growth including the introduction of new products, a reduction of expenses, management changes and changes to our sales and marketing approach. Our team is responding to the market challenges we face and we are optimistic about the opportunities these changes present for our future."

VISION
Datakey's early vision was focused on becoming a major provider of smart card based information security products designed to capitalize on the expected rapid growth in the Public Key Infrastructure (PKI) marketplace. Datakey has developed a premier reputation in this market by offering leading technology products with broad interoperability that work out of the box. As a result of many factors the market for PKI technology has not grown as rapidly as many experts anticipated. In response, Datakey has introduced Datakey Axis, a new product leveraging the strengths of our core technology, while offering additional value independent of PKI. The product combines Datakey's proven smart card and software technology, with existing user ID/password infrastructures, to make digital identity management and access to business applications and corporate information easy, cost effective and more secure. With the addition of Datakey Axis, we have expanded our available markets and are focused on a vision to deliver smart card based solutions that offer increased productivity and security with rapid implementation and deployment leading to a measurable return on investment. A key aspect of this new vision is to retain and integrate our traditional strength in the PKI market into our Axis product offerings, therefore enabling our clients to rapidly deploy a solution supporting a broad range of credentials including PKI.

GUIDANCE
Our principal objectives in 2003 are to introduce Axis to the market, seek to regain momentum in our sales of our current PKI-focused products in selected markets and manage losses while conserving cash. Due to the uncertainty of our customer's PKI project implementation plans, PKI market growth, IT spending growth and speed of market introduction of the new Datakey Axis solution we are not providing specific forward-looking revenue guidance at this time. We anticipate continued pressure on revenues throughout 2003 and we will not be profitable in the second quarter. Nevertheless we believe that the changes we are making will positively impact future financial results.



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Nasdaq Notice of Possible Delisting
Datakey, Inc. also announced today that it received notice from Nasdaq that for 30 consecutive trading days the bid price of its common stock had closed below the minimum $1.00 per share requirement for continued listing on the Nasdaq SmallCap Market. In accordance with Nasdaq rules, Datakey will have until October 13, 2003, to re-qualify for continued listing by having its bid price close at $1.00 per share or more for a minimum of ten consecutive trading days. In addition, the Company does not to expect bein compliance with Nasdaq's $2.5 million net worth requirement as of June 30,2003, the end of its second quarter without raising additional capital. The Company is currently evaluating its options.

FORWARD-LOOKING STATEMENTS
Statements in this press release related to the efficacy and marketability of the Datakey Axis are forward looking statements which are subject to certain risks and uncertainties which could materially affect the revenue potential of the Datakey Axis. Those risks and uncertainties include, but are not limited to, the ability of the Axis to perform as projected, market acceptance of the Axis and the sufficiency of Datakey's resources to adequately market and sell the Axis. The Company's cash balance at March 31, 2003, was $2,158,000. The Company believes that its cash resources will be sufficient to fund the Company's operations at least into the fourth quarter of 2003, assuming there is no further deterioration in revenues. There is no assurance that equity or debt financing will be available when needed at acceptable terms or at all.

ABOUT DATAKEY INC.
Datakey Inc. (www.datakey.com) focuses on delivering complete smart card-based solutions that simplify access and identity management throughout the enterprise. Datakey's comprehensive solution set makes it easier to administer digital identities and to manage user access to a full range of corporate resources. Our solutions reduce administrative costs while at the same time providing stronger security. In turn, Datakey solutions make it much more convenient and secure for users to login to company resources by consolidating all digital credentials -- including passwords, digital certificates, VPN/dial-up credentials and biometric data -- onto one smart card and automating access through a single sign-on.





                                     (More)

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                                  DATAKEY, INC.
                         CONDENSED STATEMENTS OF INCOME
                               (000's except EPS)



                                                              Three Months Ended
                                                             Mar 31,     Mar 30,
                                                              2003        2002
                                                            --------     -------

Total Revenue                                               $    794   $   2,493
           Cost of sales                                         605       1,501
                                                              ------     -------

           Gross Profit                                          189         992

Operating expenses

           Engineering, R&D and technical support                549         582
           Sales and marketing                                   776         882
           General and administrative                            418         197
                                                              ------     -------
                Total Expenses                                 1,743       1,661
                                                              ------     -------

           Operating Income (Loss)                            (1,554)       (669)

Interest Income                                                    5          13
                                                              ------     -------
Net Loss Before Taxes                                         (1,549)       (656)

Income Tax Expense                                                 0           0
                                                              ------     -------
Net Income Loss From Continuing Operations                  $ (1,549)       (656)
                                                              ------     -------
Loss Per Share-Continuing Operations                        $  (0.15)  $   (0.07)
                                                              ------     -------

Income From Operations of Discontinued Segment                     0           0
Loss On Disposal of Discontinued Segment                           0         (11)
                                                              ------     -------
           Total Loss From Discontinued Operations          $      0   $     (11)
                                                              ------     -------
Net Loss per Share From Discontinued Operations             $   0.00   $   (0.00)
                                                              ======     =======

Net Loss                                                    $ (1,549)  $    (667)
                                                              ======     =======
Net Loss Per Share, Primary and Fully Diluted               $  (0.15)  $   (0.07)
                                                              ======     =======

Weighted Average Common Shares-Primary and Fully Diluted      10,114      10,050



Assets
           Cash                                             $  2,158   $   2,563
           Other current assets                                1,585       2,762
           Non current assets                                    560         546
                                                              ------     -------
               Total Assets                                 $  4,303   $   5,871
                                                              ======     =======

Liabilities and Equity
           Current liabilities                              $    868   $   1,017
           Deferred Revenue                                      434         355
           Equity                                              3,001       4,499
                                                              ------     -------
                Total Liabilities and Equity                $  4,303   $   5,871
                                                              ======     =======
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